UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  December 23, 2014

ONEBEACON INSURANCE GROUP, LTD.
(Exact name of registrant as specified in its charter)

Bermuda	1-33128	98-0503315
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

601 Carlson Parkway
Minnetonka, Minnesota  55305
(Address of Principal Executive Offices) (Zip Code)

(952) 852-2431
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.    Completion of Acquisition or Disposition of Assets.

On December 23, 2014, OneBeacon Insurance Group, Ltd. (the “Company”) issued a press release announcing that its wholly owned subsidiary, OneBeacon Insurance Group LLC (“OneBeacon”), closed the previously-announced sale of the Company’s run-off business, which includes OneBeacon's remaining non-specialty commercial lines business and certain other run-off business, including the vast majority of its asbestos and environmental reserves (the “Runoff Business,” the sale of which is referred to as the “Runoff Transaction”).

The Runoff Transaction was completed pursuant to the Stock Purchase Agreement dated October 17, 2012 (as amended, the “Stock Purchase Agreement”) by and between OneBeacon and Trebuchet US Holdings, Inc. (“Trebuchet”), a wholly-owned subsidiary of Armour Group Holdings Limited (together with Trebuchet, “Armour”), and consistent with the conditions set forth in the order issued on December 23, 2014 by the Pennsylvania Insurance Department. At closing, and in exchange for nominal consideration, the Company transferred to Armour all of the issued and outstanding shares of four insurance operating entities containing the assets, liabilities (including gross and ceded loss reserves) and capital supporting the Runoff Business as well as certain elements of the Runoff Business infrastructure, including staff and office space. On a combined basis, the statutory balance sheet of the transferring legal entities, net of certain pre-closing adjustments, included approximately $188 million of cash and invested assets. In conjunction with the closing, the Company provided $101.0 million of seller financing in the form of surplus notes issued by the transferring companies.

As previously disclosed and reflected in the Company’s financial statements for each respective period beginning with the quarter ended September 30, 2012, which was the first period that reflected the financial impact related to the announcement of the agreement to sell the Runoff Business in October 2012, the cumulative combined loss from (a) the discontinued operations associated with the Runoff Business and (b) the loss from sale of the Runoff Business, which has also been reflected in discontinued operations for each period, totaled $115 million after-tax, including approximately $12 million of after-tax loss related to the Company’s fair value estimate of the surplus notes. The Company may incur additional losses in the fourth quarter of 2014 based on any adverse change to its estimated fair value of the surplus notes that occurs in the fourth quarter, which would be based on an internal valuation model that is sensitive to several varying assumptions. While these variables involve considerable judgment, the Company does not currently expect any resulting change in the estimated value of the surplus notes to be material to its financial position. Any change in estimated fair value of the surplus notes in the fourth quarter would be recorded in discontinued operations. Any subsequent change in estimated fair value of the surplus notes would be recorded in net realized and change in unrealized investment gains within continuing operations.

A copy of the press release is filed as Exhibit 99.1 to this report.

Item 9.01.    Financial Statements and Exhibits.

(b)    Pro Forma Financial Information

The assets and liabilities of the Runoff Business were reported as assets and liabilities held for sale, and the results of operations of the Runoff Business were reported as discontinued operations, in the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and the unaudited consolidated financial statements and notes thereto included in the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014, June 30, 2014 and September 30, 2014. Accordingly, the Company has not included pro forma financial statements in this Item 9.01.

(d)    Exhibits

99.1    Press Release of OneBeacon Insurance Group, Ltd. dated December 23, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONEBEACON INSURANCE GROUP, LTD.

Dated: December 23, 2014	By:	/s/ Paul H. McDonough
Paul H. McDonough Chief Financial Officer

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